Exhibit 10. (p)

                            CORRS CHAMBERS WESTGARTH
                                     Lawyers
                                Waterfront Place
                                 1 Eagle Street
                                BRISBANE QLD 4000
                                    AUSTRALIA
                               Tel: (07) 3228 9333
                               Fax: (07) 3228 9444
                                DX: 135 BRISBANE








                        PALM VALLEY PRODUCERS


                       KUFPEC AUSTRALIA PTY LTD


                          GASGO PTY LIMITED


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        PALM VALLEY GAS PURCHASE AGREEMENT - DEED OF AMENDMENT

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


                                        7



B/583635/1B/583635/1/58952.1


58952.1


THIS DEED is made on



BETWEEN SANTOS LTD ACN 007 550 923 a company incorporated in the State of South Australia and having its registered office at Level 29, 91 King William Street, Adelaide, South Australia (Santos) of the first part

AND MAGELLAN PETROLEUM (N.T.) PTY LTD ACN 009 718 183 a company incorporated in the State of Queensland and having its registered office at 10th Floor, 145 Eagle Street, Brisbane, Queensland (Magellan) of the second part

AND FARMOUT DRILLERS PTY LTD ACN 000 393 635 a company incorporated in the State of New South Wales and having its registered office at Level 29, 91 King William Street, Adelaide, South Australia (Farmout) of the third part

AND CANSO RESOURCES PTY LTD ACN 002 133 833 a company incorporated in the State of New South Wales and having its registered office at Level 29, 91 King William Street, Adelaide, South Australia (Canso) of the fourth part

AND SANTOS EXPLORATION PTY LTD ACN 005 784 305 a company incorporated in the State of Victoria and having its registered office at Level 29, 91 King William Street, Adelaide, South Australia (SEPL) of the fifth part

AND KUFPEC AUSTRALIA PTY LTD ACN 001 800 924 a company incorporated in the State of New South Wales and having its registered office at Level 1, 18 Richardson Street, West Perth, Western Australia (Kufpec) of the sixth part

AND GASGO PTY LIMITED ACN 009 627 801 a company incorporated in the Northern Territory and having its offices at 4th Floor, Energy House, 18-20 Cavenagh Street, Darwin, Northern Territory (Gasgo) of the seventh part

RECITALS

A The Producers and Gasgo are parties to the Palm Valley Gas Purchase Agreement made 28 June 1985 (the Gas Purchase Agreement)under which Gasgo purchases natural gas from the Producers.

B Kufpec was a party to the Gas Purchase Agreement until pursuant to a Deed of Covenant and Consent dated 31 October 2002 its interest under the Gas Purchase Agreement was assigned to Magellan with effect from 1 December 2001.

C Each of the Parties has agreed that with effect on and from the Effective Date the Gas Purchase Agreement is amended in the manner set out in this Deed.

IT IS AGREED

1          INTERPRETATION

1.1        Definitions

           In this Deed, unless the context otherwise requires, terms defined in the Gas Purchase Agreement have the meaning they bear in the Gas Purchase Agreement and:

           "Deed" means this deed and the recitals to it.

           "Effective Date" means 1 July 2002.

           "Gas Purchase Agreement" has the meaning given in recital A of this Deed.

           "Parties" means the parties to this Deed.

           "Producer Claim" means any and all duties, obligations, liabilities, responsibilities, actions, causes of action, potential causes of action, suits, rights, claims, demands, expenses and liabilities of any nature whatsoever which may apply against, be imposed upon or be accruing or has accrued against the Purchaser arising out of or connected with any failure by or delay of the Purchaser in approving the drilling of the sixth, seventh, eighth and ninth Additional Wells which failure or delay occurred on or before or may be continuing up to the Effective Date.

           "Producers" means the parties to this Deed other than Gasgo and Kufpec.

           "Purchaser Claim" means any and all duties, obligations, liabilities, responsibilities, actions, causes of action, potential causes of action, suits, rights, claims, demands, expenses and liabilities of any nature whatsoever which may apply against, be imposed upon or be accruing or has accrued against each or any of the Producers or Kufpec arising out of or connected with any failure on the part of the Producers or Kufpec to supply all or any part of the contracted quantities of Gas in accordance with the terms of the Gas Purchase Agreement which failure may have occurred on or before or be continuing up to the Effective Date.

1.2        Interpretation

           Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

           (a)       The singular includes the plural and conversely.

           (b)       A gender includes all genders.

           (c) Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

           (d) A reference to a person includes a body corporate, an unincorporated body or other entity and conversely.

           (e)       A reference to a clause is to a clause of this Deed.

           (f) A reference to any party to this Deed or any other agreement or document includes the party's successors and permitted assigns.

           (g) A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Deed or that other agreement or document.

           (h) A reference to any legislation or to any provision of any legislation includes any prior corresponding legislation, modification or re-enactment of it, any corresponding legislative provision and any legislative provision substituted for it and all regulations and statutory instruments issued under it.

2          AMENDMENT TO GAS PURCHASE AGREEMENT

2.1 The Parties acknowledge covenant and agree that on and from the Effective Date the Gas Purchase Agreement is amended as follows:

           1      Insert a new clause 2.61 as follows:

                     "2.61 Development Work after 1 July 2002:

(a) Notwithstanding any other provision of this Agreement the following clauses of this clause
                                2.61 shall govern the responsibilities,
                                obligations and liabilities of the Parties under this Agreement in respect of the drilling of Additional Wells on and from 1 July 2002. Where there is any inconsistency between the provisions of this clause 2.61 and any other provision of this Agreement then the provisions of this clause 2.61 shall prevail to the extent of any such inconsistency.

(b) For the purpose of this clause 2.61 "Successful" within the context of the drilling of an Additional Well shall be defined as the drilling of a Well which maintains an average flow rate of at least 113,267 Cubic Metres per day, as metered, into the gas treatment plant servicing the Gas Field over the first 6 months of its operation such that the total production from the Gas Field increases by a commensurate amount.

                                For the purpose of determining increased total field production of Gas as a result of the drilling of any Additional Well, the Producers and the Purchaser shall agree a forecast of future Gas production until the expiry date of this Agreement from the Gas Delivery System as it exists prior to the drilling of the relevant Additional Well. Such forecast shall be the base level of production for the purpose of determining the increase in total field production of Gas as a result of the drilling of the relevant Additional Well. The Parties acknowledge that each forecast of future production of Gas prior to the drilling of the relevant Additional Well shall be made without reference to any potential event of Force Majeure which may cause any material variation in production. Any forecast of future production of Gas shall be adjusted to take into account any material variation in production which actually occurs as a result of an event of Force Majeure so that the base level of production used to establish any incremental increase in production as a result of drilling any Additional Well, shall be the forecast quantity so adjusted. If the Purchaser and the Producers are unable to agree:

(i) such a forecast of production;

(ii) whether there has been a material variation in production as a result of any event of Force Majeure; or

(iii) how to adjust an existing forecast due to occurrence of an event of Force Majeure,

                                then that forecast, the existence of any material variation in production or adjustment (as applicable) shall be determined by reference to an Independent Expert in accordance with clause 2.60. Notwithstanding anything else in this Agreement, for the purposes of this clause 2.61(b), Force Majeure specifically excludes the event or circumstance set out in paragraph (g) of the definition of Force Majeure in clause
                                1.10 of this Agreement.

(c) The Parties acknowledge and agree that on and from 1 July 2002 the Purchaser's liability to meet Development Expenditure in respect of the Additional Wells shall be determined only in accordance with and limited to its liability under this clause 2.61.

(d) The Purchaser hereby approves the drilling of a sixth Additional Well as Development Work. The Producers shall supply to the Purchaser recommendations for the location of the drilling of the sixth and any subsequent Additional Well but the final determination of the location of the sixth Additional Well and any further Additional Well approved by the Purchaser as Development Work shall be the Purchaser's.

(e) The reasonable costs incurred by the Producers in drilling the sixth Additional Well shall be Development Expenditure for the purpose of this Agreement which shall be recouped by the Producers from the Purchaser.

(f) Subject to the availability of a drilling rig the Producers shall expeditiously upon approval by the Purchaser in accordance with this clause
                                2.61 carry out each of the drilling, completion and connection to the Gas Delivery System of the sixth Additional Well and any subsequent Additional Well in accordance with good oil field practice and in a cost-effective manner.

(g) If the sixth Additional Well is Successful then the Purchaser will approve the drilling of the seventh Additional Well as Development Work and the expenditure of the Producers in respect of the drilling of that Additional Well shall be Development Expenditure for the purpose of this Agreement.

(h) If the seventh Additional Well is Successful then, in addition to the Producers' obligations under clause 2.22, the Producers shall as soon as practicable after completion of the drilling thereof commence work in assessing the reservoir and deliverability of the Gas Field and shall furnish to the Purchaser a report ("Reserves and Deliverability Report") by an independent reservoir engineer, approved by the Purchaser (such approval not to be unreasonably withheld), estimating the Proven Reserves in the Gas Field and the annual production capacity of the Gas Field over its life from the then existing Wells.

(i) Subject to the Purchaser being satisfied, acting reasonably, that the findings of the Reserves and Deliverability Report justify the drilling of an eighth Additional Well, and subject to the sixth and seventh Additional Wells continuing to realise a net increase in the production of Gas from the Gas Field compared to production prior to the drilling of the sixth Additional Well, then the Purchaser shall approve the drilling of the eighth Additional Well as Development Work and the expenditure of the Producers in respect of the drilling of that Additional Well shall be Development Expenditure for the purposes of this Agreement.

(j) If the eighth Additional Well is Successful then subject to the sixth, seventh and eighth Additional Wells continuing to produce a net increase in the production of Gas from the Gas Field compared to production prior to the drilling of the sixth Additional Well, then the Purchaser shall approve the drilling of the ninth Additional Well as Development Work and the expenditure of the Producers in respect of the drilling of that Additional Well shall be Development Expenditure for the purposes of this Agreement.

(k) Gas production from the Gas Field prior to the drilling of the sixth Additional Well for the purpose of paragraphs (i) and (j) will be determined by calculating the average daily production of the Gas Field over the period of two months prior to the date the drilling of the sixth Additional Well commences, but excluding any day on which production has been materially reduced by an event of Force Majeure. If the Purchaser and the Producer are unable to agree:

(A) whether, on any day, there has been a material reduction in production as a result of any event of Force Majeure; or

(B) how to adjust the Gas Field production due to an occurrence of an event of Force Majeure;

                                then the existence of any material reduction or adjustment (as applicable) shall be determined by reference to an Independent Expert in accordance with clause 2.60.

(l) If the sixth or any subsequent Additional Well is not Successful then there shall be no further obligation on the Purchaser to approve the drilling of subsequent Additional Wells provided that the Producers may at their discretion drill and complete any Additional Well, and connect same to the Gas Delivery System and should that Well be Successful then the expenditure incurred by the Producers in respect of that
                                Additional Well shallbe deemed to be Development Expenditure which shall be recouped by the Producers from the Purchaser as if the drilling, completion and connection of that Additional Well was Development Work for the purposes of this Agreement.

(m) The Producers shall at all times do everything reasonably necessary including the undertaking of Development Work to maximise production of Gas from the Gas Field to be sold and delivered to the Purchaser under this Agreement using the Gas Delivery System in a cost-effective manner in accordance with good oil field practice. For the avoidance of doubt the Producers shall have no obligation to expand or modify the Gas Delivery System other than by carrying out Development Work and the Producers shall have no obligation to drill Additional Wells except in accordance with the provisions of paragraphs (d) to (k) inclusive.

(n) Notwithstanding any other provision of this Agreement and any other obligation on the Purchaser hereunder, the Purchaser and the Producers acknowledge and agree that the Purchaser shall purchase at the Contract Price from the Producers all Gas the Producers are able to produce from the Gas Field over the balance of the term of this Agreement as a result of complying with this clause 2.61.

(o) Notwithstanding any other provision in this Agreement and any other right or obligation on the Producers hereunder, the Producers must obtain the approval of the Purchaser (such approval not to be unreasonably withheld) to each of:

(A)                             completing; and

(B)                             connecting to the Gas Delivery System,

                                of any Additional Well, the drilling of which has been approved by the Purchaser pursuant to this clause 2.61. The reasonable costs incurred by the Producers in completing or connecting with the Gas Delivery System (as the case may be) of any Additional Well which has been approved by the Purchaser pursuant to this paragraph (o) will be Development Expenditure for the purposes of this Agreement which shall be recouped by the Producers from the Purchaser.

(p) The Producers shall operate and maintain the Gas Field in accordance with good oil field practice.

(q) The Producers shall not do anything to artificially restrict, interrupt or curtail the production of Gas from the Gas Field below that available from the developed capacity of the Gas Delivery System for the purpose of obtaining a benefit for the Mereenie Producers or any other party under any agreement for the sale of natural gas from the Mereenie Field between the Mereenie Producers or any other party and the Purchaser or NTEC (now Power and Water Corporation) or any other party, whether entered into before or after 1 July 2002.

(r) The Producers shall provide to the Purchaser at approximately 6 monthly intervals from 1 July 2002 until the expiry date of the Agreement bona fide forecasts of future production of Gas from the Gas Field. If the Purchaser disputes any forecast provided by the Producers it may refer the issue to an Independent
                                Expert in accordance with clause 2.60 who will determine the amount of the forecast. If no such forecast is provided, the forecast of future production of Gas from the Gas Field shall be the amount agreed between the Parties and if the Parties cannot agree, the amount determined by reference to an Independent Expert in accordance with clause 2.60. The forecasts to be provided in accordance with this subclause are in addition to those determined pursuant to paragraph (b).

(s) Notwithstanding any other provision of this Agreement and any other obligation upon the Producers under this Agreement, where the Producers fail to deliver any part or all of the quantities of Gas otherwise required to be delivered to the Purchaser pursuant to this Agreement, the Producers shall only be deemed to be in breach of this Agreement and will only have liability to the Purchaser arising out of any such failure to deliver to the extent that that failure is caused by a breach of any of paragraphs (d) (f), (h), (m), (p) and (q) of this clause 2.61.

                                Other than pursuant to this paragraph (s) the Producers shall have no liability of any nature whatsoever to the Purchaser arising out of any failure to deliver any part or all of the quantities of Gas otherwise required to be delivered to the Purchaser pursuant to this Agreement.

(t) In the event that the Producers fail to comply with any of their obligations under paragraphs
                               (d) (f), (h), (m), (p) and (q) of this  clause
                               2.61 and that failure results in a failure to supply to the Purchaser a quantity of Gas which would otherwise have been able to have been supplied if there had been no breach of those clauses then the Purchaser will be entitled to liquidated damages in accordance with clauses 3.43 and
                               3.44 to 3.47, subject to clause 3.41, as if the reference to Obligation Gas in those clauses were a reference to the amount of Forecast Gas that should have been delivered over the period of the failure to supply if there had been no breach of paragraphs (d), (f), (h),
                              (m),  (p) or (q) of this clause 2.61,  as the case
                               may be, and the reference to Default Gas were a reference to the difference between that amount of Gas and the amount of Gas actually delivered over that period.

(u) The Parties acknowledge that clause 2.57 applies to any Additional Wells drilled under this clause 2.61."

           2         Insert the following definitions into clause 1.10:

                     "Date of Expiry" is defined in clause 10.20(c)(ii).

                     "Forecast Gas" means the amount of Gas (in GJ) to be produced from the Gas Field until the Date of Expiry, as specified in the forecast first referred to in clause 2.61(r) which has most recently been provided to the Purchaser, or if no forecast is provided in accordance with that clause, the forecast as otherwise determined in accordance with that clause.

                     "Mereenie Field" has the same meaning as "Gas Field" in the
                      Mereenie Agreement.

                     "Monthly Forecast Gas" means the Forecast Gas divided by the number of Months remaining until the Date of Expiry .

                     "Reserves and Deliverability Report" is defined in clause
                      2.61(h).

                     "Successful" is defined in clause 2.61(b).

           3 Insert the words "and 2.61" after the word "2.50" into the definition of "Additional Wells" in clause 1.10.

           4 Delete clause 10.20(c)(ii) and replace it with the following new clause 10.20(c)(ii):

                     "(ii) Terminate such separate Agreement whereupon the Purchaser shall have no further liability to that Producer hereunder and shall be entitled to recover from that Producer as and by way of liquidated damages the net present value (determined as hereinafter provided) of the amount determined by multiplying the Forecast Gas by the Contract Price from the date of termination by the Purchaser as aforesaid to the date on which this Agreement would otherwise have terminated ("Date of Expiry"). The net present value of such damages shall be determined by:

                                (A)       ascertaining the amount of the
                                          liquidated damages which would be
                                          recoverable from that Producer in
                                          respect of the Month immediately
                                          preceding the date of termination if
                                          that Producer had made default in
                                          delivery of its Ownership Percentage
                                          of the Monthly Forecast Gas during
                                          that month;

                                (B)       assuming that the same amount of
                                          liquidated damages as in paragraph (A)
                                          above would apply in respect of each
                                          Month from the date of termination to
                                          the Date of Expiry; and

                                (C) discounting the amounts referred to in paragraph(B) above to present value at the rate of 8 per cent per annum.

                                Termination of this Agreement with respect to any Producer shall be without prejudice to the rights of any Party accruing prior to termination, but subject thereto and to the provisions of this clause the Purchaser shall not have and shall not make any further or other claims upon the relevant Producer arising out of or in any way in connection with any default by the Producer or termination of this Agreement as aforesaid."

           5 Delete clause 10.30(i) and replace with the following new subclause:

                     "Suspend deliveries of Gas hereunder provided that the Purchaser shall remain liable to pay that Producer the amount due to it for Monthly Forecast Gas which will not give any entitlement to Make Up Gas; and/or"

           6 Alter all references to "Annual Minimum Quantities" in clause 10.30 to "Forecast Gas" in each case where it is used in clause 10.30.

           7         Delete clause 2.27.

2.2 The Parties ratify and confirm the terms of the Gas Purchase Agreement as amended by clause 2.1.

3          RELEASE

3.1 The Purchaser hereby releases each of the Producers and Kufpec with effect on and from the Effective Date from all Purchaser Claims.

3.2 Each of the Producers and Kufpec may plead the release given pursuant to clause 3.1 as a bar to all and any claims, allegations, proceedings or actions which the Purchaser may bring against each and any of them in respect of any Purchaser Claim.

3.3 The Purchaser may not make any Purchaser Claim against any of the Producers or Kufpec or commence or continue any action or proceeding against any of the Producers or Kufpec in relation to any Purchaser Claim.

3.4 Each of the Producers and Kufpec hereby releases the Purchaser with effect on and from the Effective Date from all Producer Claims .

3.5 The Purchaser may plead the release given pursuant to clause 3.4 as a bar to all or any claims, allegations, proceedings or actions which any of the Producers or Kufpec may bring against it in respect of any Producer Claim.

3.6 No Producer or Kufpec shall make any Producer Claim against the Purchaser or commence or continue any action or proceeding against the Purchaser in relation to any Producer Claim.

4          EXECUTION

           (a) Execution by one Party is conditional on execution by all Parties and the Deed shall have no force or effect unless and until all the parties named as Parties to this Deed have executed and delivered it.

           (b) This Deed may be executed in any number of counterparts and when such counterparts, taken together, have been executed by all of the Parties thereto, they shall be deemed to constitute one instrument and the same instrument.

5          GENERAL

5.1        (a)       All stamp duty and  registration  and other fees payable on and in respect of this Deed shall be borne and paid by the Producers and the Purchaser in equal shares.

           (b) The Parties hereto shall otherwise bear their own costs (including legal costs) associated with this Deed.

5.2 This Deed shall be governed by and construed in accordance with the laws of the Northern Territory and the parties hereby submit to the non-exclusive jurisdiction of the Courts and Tribunals of the Northern Territory, in relation to this Deed.

5.3 No modification or variation of the terms and provisions of this Deed shall be effective except by written instrument duly executed by the Parties.

5.4 The Parties shall perform, execute, acknowledge and deliver all such further acts, deeds and assurances in relation to this Deed as may be reasonably required to give effect to this Deed, and its effect on the Gas Purchase Agreement.

Each attorney executing this Deed states that he has no knowledge of any revocation or suspension of his power of attorney.

IN WITNESS WHEREOF the parties have executed this Deed on the date first above mentioned.


SIGNED SEALED AND DELIVERED for and on behalf of CANSO    )
RESOURCES PTY LTD, FARMOUT DRILLERS PTY LTD, SANTOS       )
EXPLORATION PTY LTD and SANTOS LTD by                     )
                                                          )
---------------------------------                         )
their duly authorised Attorney under separate Powers of ) Attorney each dated ) who hereby states ) that he has no notice of revocation of the said Powers ) of Attorney at the time of execution of this instrument ) in the presence of: )
                                                          )
                                                          )
.......................................................................
Witness

.......................................................................
Name of Witness (print)





THE COMMON SEAL of MAGELLAN PETROLEUM (N.T.) PTY LTD      )
was affixed in accordance with its Constitution in the    )
presence of:                                              )

.................................................................................
Director                                                         Director

.................................................................................
Name of Director (print)                                Name of Director (print)





THE COMMON SEAL of KUFPEC AUSTRALIA PTY LTD was duly ) affixed in accordance with its Constitution in the ) presence of: )

.................................................................................
Company Secretary/Director                                       Director

.................................................................................
Name of Company Secretary/Director (print)              Name of Director (print)





THE COMMON SEAL of GASGO PTY LIMITED was affixed in ) accordance with its Constitution in the presence of: )
                                                          )

.................................................................................
Company Secretary/Director                                       Director

.................................................................................
Name of Company Secretary/Director (print)              Name of Director (print)